Exhibit 10.07
SANDERS MORRIS HARRIS GROUP INC.
2009 Supplemental Bonus Plan

This 2009 Supplemental Bonus Plan (the “Plan”) was adopted by unanimous action of the Compensation Committee of the Board of Directors of Sanders Morris Harris Group Inc. (the “Company”) on February 19, 2009, and by the Board of Directors of the Company (the “Board of Directors”) on February 19, 2009.  This Plan shall be effective as of January 1, 2009.

1.	Statement of Principle

In 2003, the Company acquired a 50% interest in Salient Partners, L.P.  (“Salient”) and a 23.15% interest in The Endowment Fund Management, LLC and The Endowment Fund GP, L.P. (together, “Endowment Advisors”) for an aggregate consideration of approximately $16,000,000.  Between April 2003 and September 2008, the Company received approximately $11,300,000 in after-tax earnings attributable to Salient and Endowment Advisors.

On August 28, 2008, the Company entered into an Agreement to Retire Partnership Interest and Second Amendment to the Limited Partnership Agreement of Endowment Advisers, L.P.  (the “EADV Agreement”) with Endowment Advisors, pursuant to which the Company agreed to sell to Endowment Advisors and Endowment Advisors agreed to purchase from the Company all of the partnership interest held by the Company and Endowment Advisors agreed to distribute to the Company consideration consisting of an aggregate amount equal to $86,000,000, plus a 6% per annum internal rate of return (the “Redemption Consideration”).  The EADV Agreement provides that Endowment Advisors shall, to the extent funds are available for distribution as determined by its general partner in good faith, taking into account all facts and circumstances at the time, distribute cash to the Company in each calendar quarter period equal to the greater of (i) 23.15% of the aggregate cash distributions of Endowment Advisors, or (ii) $3,000,000 (the “Minimum Quarterly Distribution”), until such time as the Company has received the entire Redemption Consideration.

In addition, the Company entered into a Purchase and Sale Agreement with Salient pursuant to which the Company agreed to sell to Salient its partnership interest in Salient for aggregate consideration of $9,349,340 (the “Salient Purchase Price”), payable pursuant to the terms of an Unsecured Subordinated Promissory Note dated August 29, 2008 (the “Note”), bearing interest at the U.S.  prime rate (adjusted on a quarterly basis), payable as to principal in quarterly payments of $467,467.00 each (subject to certain setoff amounts), payable on the 1st day of March, June, September, and December of each year beginning December 1, 2008, and continuing until September 1, 2013, when the entire amount of the Note, principal and interest then remaining unpaid, is due and payable.

The purpose of this Plan is to increase stockholder value and to advance the interests of the Company and its subsidiaries by rewarding key executives of the Company who personally contributed to the successful acquisition, growth (including the establishment of The Endowment Fund), disposition of Salient and Endowment Advisors between 2003 and 2008 and to incentivize such executives to ensure that the Company realizes the full Redemption Consideration and the Salient Purchase Price.

2.	Plan Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is charged with structuring, proposing the implementation of, and implementing the terms and conditions of, the Plan.  The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto) including without limitation the manner of determining and applying the financial and accounting concepts discussed in the Plan; to otherwise supervise the administration of the Plan; and, except as to the application of the Plan to executive officers, to delegate such authority provided to it hereunder as it may deem necessary or appropriate to the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and any Executive Vice President, and any of them individually.  All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Company and Participants (hereinafter defined).

3.	Participants

The participants in the Plan shall be designated by the Committee from the persons who are employed by the Company (referred to collectively as “Participants” or individually as a “Participant”).  The initial Participants are:

George L.  Ball
Ben T.  Morris
Don A.  Sanders
Robert E.  Garrison II
Rick Berry
Bruce McMaken

4.	Method of Operation

(a)          The Committee shall assign to each Participant an award amount (an “Award”), expressed as a percentage of the Bonus Pool (as hereinafter defined).  The “Bonus Pool” shall be equal to the amount of payments actually received by the Company during a calendar quarter from the proceeds of the Redemption Consideration and the Note multiplied by 7.5%.  The Committee may adjust the amount of the Bonus Pool if a major change occurs in Salient’s and/or Endowment Advisors’ capital structure (e.g., an acquisition or merger).

(b)          Within 45 days following the end of each calendar quarter, each Participant’s Award for such quarter shall be distributed to the Participant in cash in a lump sum unless the Participant has made a Deferral Election.

(c)          Except as otherwise specifically provided herein, to be eligible to receive an Award, a Participant must be an employee in good standing and, on active status, receiving salary continuation, or be on a formal leave of absence on December 31 of the year preceding the date Awards are distributed.

5.	Elected Deferred Benefits.

Each Participant may make an election (a “Deferral Election”) to defer all or any part of the Participant’s Award to be received by such Participant (“Elected Deferred Benefits”) in accordance with the Section 5.  Elected Deferred Benefits shall be credited to the Account for each Participant on a quarterly basis at a time and in a manner reasonably determined by the Chief Financial Officer of the Company.

(a)          Timing of Deferral Elections.  Each Participant may make a Deferral Election with respect to Awards earned in a calendar year by filing a written election with the Company on or before December 31 the calendar year preceding the year in which the Participant will earn the Award to be deferred.  A person who becomes a Participant for the first time during a calendar year may make a Deferral Election with respect to an Award attributable to the portion of such calendar year following the delivery of such Deferral Election to the Company.  Such a Deferral Election must be made in writing and delivered to the Company within 30 days after becoming a Participant.  Any Deferral Election made for a calendar year shall be irrevocable.

(b)          Time of Payment Election.  Participant electing to defer Elected Deferred Benefits may make an irrevocable election to have those Elected Deferred Benefits paid within 30 days after, or beginning within 30 days after, a Specified Payment Date.  A “Specified Payment Date” means a date specified by the Participant at the time he or she elects to defer the Elected Deferred Benefits in question, which date must be March 31, June 30, September 30, or December 31 of a specified year in the future, but no earlier than March 31st of the calendar year following the year in which the deferred amounts would have been paid (if they had not been deferred).

(c)          Payment Date.  The amount credited to a Participant’s Account shall be paid, or begin to be paid, on his or her Specified Payment Date or the date of his or her Separation from Service (as hereinafter defined), in accordance with the following:

 (i)           If a Specified Payment Date applies to a portion of a Participant’s Account, such portion of the Participant’s Account shall be paid, or begin to be paid, to such Participant within 30 days after such Specified Payment Date unless the Participant’s Separation from Service occurs prior to his or her Specified Payment Date.

 (ii)          The balance in a Participant’s Account, other than the portion, if any, of the Participant’s Account for which payment has previously commenced pursuant to paragraph 5(c)(i), shall be paid, or begin to be paid, to such Participant (or in the event of his or her death, to his or her beneficiary or beneficiaries determined in accordance with paragraph 7(b)) within 30 days after such Participant’s Separation from Service.  “Separation from Service” means, with respect to a Participant, such Participant’s separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each other employer that along with the Company is considered a single employer under Section 414(b) or 414(c) of the Code.

(d)           Forms of Payment

 (i)           Distributions Prior to Death.  Except as provided in (ii) below, the amount credited to a Participant’s Account shall be paid in cash in a single lump sum on the payment date determined under paragraph 5(c) unless and to the extent a valid written installment distribution election has been filed in accordance with paragraph 5(e).  Installment payments shall be made annually in substantially equal installments over the installment period specified in the installment distribution election, beginning within 30 days after the applicable Payment Date.  Each installment payment shall be computed by dividing the balance of the portion of the Account that is to be paid in installments by the number of payments remaining in the installment period.

 (ii)          Acceleration of Distributions Upon Death.  Within 30 days following the death of a current or former Participant, the entire unpaid balance of his or her Account shall automatically be paid in cash in a single lump sum notwithstanding any valid written installment distribution election then in effect.

(e)          Installment Payments.  A Participant may make a separate installment distribution election for each calendar year’s Elected Deferred Benefit (if any).  An installment distribution election may apply to all or any portion of the Elected Deferred Benefit (if any) deferred for such calendar year and shall specify the period of years (up to a maximum of 15 years) over which installment payments are to be made.  Installment distribution elections with respect to a calendar year’s Elected Deferred Benefit deferred must be made at the time the Participant elects to defer the Elected Deferred Benefit for the calendar year in question.  Except as provided in paragraph 5(d)(ii), an installment distribution election is irrevocable once made, and payments of any Elected Deferred Benefit for the applicable calendar year will be made in accordance with such election.

(f)           Vesting.  Each Participant shall be fully vested at all times in the balance of his or her Account.

6.	Death

In case of a Participant’s death, each Award shall be delivered to such Participant’s beneficiary or beneficiaries determined in accordance with the provisions of paragraph 7(b).

7.	General Provisions

 (a)         Funding.  Benefits payable under the Plan to any person shall be paid directly by the Company.  The Company shall not fund or otherwise segregate assets to be used for payment of benefits under the Plan.  Notwithstanding the foregoing, the Company, in its discretion, may maintain one or more trusts to hold assets to be used for payment of benefits under the Plan; provided that the assets of such trust shall be subject to the creditors of the Company in the event that the Company becomes insolvent or is subject to bankruptcy or insolvency proceedings.  Any payments by such a trust of benefits provided hereunder shall be considered payment by the Company and shall discharge the Company of any further liability for the payments made by such trust.

(b)          Beneficiaries.  Each Participant shall have the right to name a beneficiary or beneficiaries who shall receive the benefits hereunder in the event of the Participant’s death prior to the payment of his or her entire Account.  If the Participant fails to designate beneficiaries or if all such beneficiaries predecease the Participant, benefits shall be paid to the Participant’s surviving spouse, and if none, then to the Participant’s estate.  To be effective, any beneficiary designation shall be filed in writing with the Company.  A Participant may revoke an existing beneficiary designation by filing another written beneficiary designation with the Company.  The latest beneficiary designation received by the Company shall be controlling.

(c)           No Employment Arrangement Implied/Retention Rights.  The existence of this Plan, as in effect at any time or from time to time, shall not be deemed to constitute a contract of employment between the Company and Participant, nor shall it constitute a right to remain in the employ of the Company.  Establishment of the Plan shall not be construed to give a Participant the right to be employed by the Company or to any benefits not specifically provided by the Plan.

(d)          Interests Not Transferable.  Except as to withholding of any tax required under the laws of the United States or any state or locality and except with respect to designation of a beneficiary to receive benefits in the event of the death of a Participant, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind.  Any attempt by a Participant to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits whether current or thereafter payable, shall be void.  No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits.  If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge, or otherwise encumber his or her benefits under the Plan, or if by any reason of his or her bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Company in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his or her spouse, children or other dependents, or any of them, in such manner as the Company may deem proper.

(e)          Amendment and Termination.  The Board of Directors of the Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, and at any time to terminate this Plan; provided, however, that no such amendment or termination shall, without the written consent of the affected Participant or beneficiary of a deceased Participant, (i) reduce the Company’s obligation for the payment of the amounts actually credited to such Participant’s Account as of the date of such amendment or termination, or further defer the date or dates for the payment of such amounts, or (ii) accelerate the time for the payment of the amounts credited to such Participant’s Account in a manner that subjects such amounts to the tax imposed under Section 409A of the Code.  Any amendment to or termination of this Plan shall be made by or pursuant to a resolution duly adopted by the Board of Directors of the Company, and shall be evidenced by such resolution or by a written instrument executed by such person as the Board of Directors of the Company shall authorize for such purposes.

(f)          Controlling Law.  The interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the state of Texas without regard to the principle of conflicts of laws.

(g)          Number.  Words in the plural shall include the singular and the singular shall include the plural.

(h)          Successors.  All obligations of the Company under the Plan shall be binding and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise.

(i)           Third Parties.  Nothing express or implied in this Plan is intended or may be construed to give any person other than a Participant any rights or remedies under this Plan.

(j)           Payment Delay for Specified Employee.  Any provision of this Plan to the contrary notwithstanding, if a Participant is a specified employee (within the meaning of Section 409A of the Code) on the date of his or her Separation from Service, then any payment pursuant to the provisions of this Plan that would be subject to the tax imposed by Section 409A of the Code if paid to such Participant at the time otherwise specified in this Plan shall be delayed and thereafter paid on the first business day that is six months after such Participant’s Separation from Service (or if earlier, within 30 days after the date of such Participant’s death following his or her Separation from Service) to the extent necessary for such payment to avoid being subject to the tax imposed by Section 409A of the Code.

(k)          Compliance With Code Section 409A.  The compensation payable by the Company to or with respect to a Participant pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Section 409A of the Code, and this Plan shall be administered and construed to the fullest extent possible to reflect and implement such intent.

Participant’s Awards

Participant	Percentage of Bonus Pool

George L. Ball	33%
Ben T. Morris	28%
Don A. Sanders	24%
Robert E. Garrison II	5%
Rick Berry	5%
Bruce McMaken	5%